Exhibit (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 37 to the Registration Statement (Form N-1A, No. 333-218374) of Federated Hermes Adviser Series (formerly, Federated Adviser Series) and to the incorporation by reference of our report, dated December 23, 2020 on Federated Hermes SDG Engagement Equity Fund (one of the portfolios constituting Federated Hermes Adviser Series (formerly, Federated Adviser Series)) included in its Annual Shareholder Report for the fiscal period ended October 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 23, 2020